Exhibit 99.1

Brookline Bancorp Announces Third Quarter Earnings and Dividend Declaration

BROOKLINE, Mass.--(BUSINESS WIRE)--October 15, 2009--Brookline Bancorp, Inc. (the “Company”) (NASDAQ: BRKL) announced today its earnings for the 2009 third quarter and approval by the Board of Directors of a regular quarterly dividend of $0.085 per share payable November 13, 2009 to stockholders of record on October 30, 2009.

The Company earned $5,242,000, or $0.09 per share on a basic and diluted basis, for the quarter ended September 30, 2009 compared to $1,751,000, or $0.03 per share on a basic and diluted basis, for the quarter ended September 30, 2008. Net income for the nine months ended September 30, 2009 was $13,364,000, or $0.23 per share on a basic and diluted basis, compared to $8,120,000, or $0.14 per share on a basic and diluted basis, for the nine months ended September 30, 2008. Operating highlights included:

  Improvement in net interest margin in both the 2009 third quarter and nine month period
  $200.8 million (15.1%) of deposit growth in 2009, $27.7 million of which occurred in the third quarter
  Reduced provisions for credit losses in both the 2009 third quarter and nine month period due primarily to a decline in indirect automobile loan net charge-offs
  Receipt of $1,614,000 of income in the 2009 second quarter resulting from full payment of a loan on which there was unaccreted discount
  No dividend income on Federal Home Loan Bank of Boston (“FHLB”) stock in 2009 compared to $992,000 in the 2008 nine month period
  An increase in FDIC insurance expense in both the 2009 third quarter and nine month period of $269,000 and $2,197,000, respectively. A special assessment of $1,102,000 was charged to expense in the 2009 second quarter.
  Gains on sales of mortgage-backed securities of $594,000 in the 2009 third quarter and $940,000 in the 2009 nine month period. On an after-tax basis, the gains offset penalties from prepayment of borrowed funds which amounted to $533,000 in the 2009 third quarter and $1,115,000 in the 2009 nine month period. The transactions were done to improve net interest margin and reduce the Company’s interest rate risk exposure.
  Recognition of impairment losses on securities, net of non-credit losses, in the 2009 and 2008 nine month periods of $726,000 and $2,635,000, respectively. Of the 2008 impairment loss, $1,600,000 was recognized in the third quarter.
  Foregone interest income of $472,000 in the 2009 nine month period due to a $22.6 million reduction in the average balance of stockholders’ equity resulting from the payment of semi-annual extra dividends

Excluding the $1,614,000 of income referred to above, net interest income was higher in the third quarter and nine month periods in 2009 than in the comparable 2008 periods by 12.6% and 12.0%, respectively, due to loan and deposit growth and improvement in net interest margin. The average balance of interest-earning assets grew $126 million (5.2%) between the 2009 and 2008 third quarters and $166 million (6.9%) between the 2009 and 2008 nine month periods. All of the asset growth in those periods was in loans. Much of the deposit growth was used to pay off higher cost borrowed funds and brokered deposits. Net interest margin improved to 3.39% in the 2009 third quarter from 3.16% in the 2009 second quarter (excluding the $1,614,000 of income) and 3.18% in the 2008 third quarter. In those same periods, interest rate spread improved to 2.90% from 2.60% (excluding the $1,614,000 of income) and 2.46%, respectively. While net interest margin and interest rate spread are expected to continue to improve in the near term, an unexpected rapid rise in interest rates and changes in economic conditions could have a negative effect on those ratios in the future.

As a member of the FHLB, the Company is obliged to own stock in the FHLB based on its level of borrowings from the FHLB. At September 30, 2009, the Company owned $36.0 million of FHLB stock, $10.3 million of which was in excess of its required level of ownership. Due to reported losses, the FHLB has restricted redemption of excess levels of stock ownership and ceased the payment of dividends on its stock. The Company does not expect to receive any dividend income from the FHLB in 2009.

The provision for credit losses was $2,473,000 in the 2009 third quarter compared to $3,162,000 in the 2008 third quarter and $7,150,000 in the 2009 nine month period compared to $7,855,000 in the 2008 nine month period. The provision is comprised of amounts relating to the indirect automobile (“auto”) portfolio, equipment finance and small business loans originated by a subsidiary (“Eastern”), the remainder of the Company’s loan portfolio and unfunded credit commitments.

The auto loan portfolio amounted to $566.9 million at September 30, 2009 compared to $573.3 million at June 30, 2009 and $597.2 million at December 31, 2008. The decline resulted from lower loan originations as the auto industry experienced reduced levels of sales. Underwriting continued to be conservative as only 2.6% (2.0% in the 2009 third quarter) of the $166.3 million of loans originated in the first nine months of 2009 were to borrowers with credit scores below 660. The average credit score of the borrowers to whom those loan originations were made was 760. Auto loans delinquent over 30 days amounted to $10.5 million, or 1.84% of loans outstanding at September 30, 2009, compared to $13.1 million (2.20%) at December 31, 2008.

Auto loan net charge-offs declined to $1,348,000 (0.95% of average loans outstanding on an annualized basis) in the 2009 third quarter from $1,749,000 (1.16%) in the 2008 third quarter. Net charge-offs in the 2009 and 2008 nine month periods were $4,438,000 (1.02%) and $4,808,000 (1.08%), respectively.

The provision for auto loan losses was $1,500,000 in the 2009 third quarter compared to $2,600,000 in the 2008 third quarter and $4,950,000 in the 2009 nine month period compared to $6,346,000 in the 2008 nine month period. The allowance for auto loan losses increased from $7,937,000, or 1.33% of loans outstanding at December 31, 2008, to $8,449,000 (1.49%) at September 30, 2009.

The provision for Eastern loan losses was $173,000 in the 2009 third quarter compared to $242,000 in the 2008 third quarter and $820,000 in the 2009 nine month period compared to $639,000 in the 2008 nine month period. Additionally, write-downs of assets acquired through repossession amounted to $72,000, $9,000, $429,000 and $142,000 in those respective periods. The annualized rate of net charge-offs, combined with write-downs of assets acquired, equaled 0.96% in the first nine months of 2009 compared to 0.67% in the first nine months of 2008.

Eastern loans amounted to $154.1 million at September 30, 2009 and $147.4 million at December 31, 2008. Eastern loans delinquent over 30 days declined from $2,929,000 (1.99% of loans outstanding) at December 31, 2008 to $2,436,000 (1.58%) at September 30, 2009. The total of Eastern loans on watch, restructured loans and non-accrual loans decreased from $8,049,000 at December 31, 2008 to $7,951,000 at September 30, 2009. The allowance for Eastern loan losses was $2,737,000 (1.78%) of loans outstanding at September 30, 2009 and $2,577,000 (1.75%) at December 31, 2008.

The remainder of the Company’s loan portfolio at September 30, 2009, which amounted to $1.553 billion (including unfunded credit commitments of $121 million), grew $88 million in the first nine months of 2009. An increase of $38 million in commercial mortgage loans, (which brought the total of that portfolio to $528 million), as well as increases of $47 million in multi-family mortgage loans ($398 million in total), $16 million in commercial loans ($195 million in total) and $9 million in home equity loans ($51 million in total), were partly offset by reductions of $19 million in one-to-four family mortgage loans ($344 million in total) and $4 million in construction loans ($33 million in total).

Loans on non-accrual in the portfolios mentioned in the preceding paragraph amounted to $4,869,000 at September 30, 2009 compared to $4,097,000 at June 30, 2009 and $2,950,000 at December 31, 2008; other loans on watch were $9.7 million, $12.2 million and $10.1 million at those respective dates. Additionally, $657,000 of one-to-four family mortgage loans were classified as restructured loans at September 30, 2009. The provision for loan losses relating to the loans mentioned in the preceding paragraph was $900,000 in the 2009 third quarter compared to $650,000 in the 2008 third quarter and $1,480,000 in the 2009 nine month period compared to $1,200,000 in the 2008 nine month period. The provisions were based primarily on loan growth in the respective periods as well as a $318,000 charge-off on one commercial real estate mortgage loan in the 2009 third quarter; no other loan charge-offs were experienced in the 2009 and 2008 periods other than inconsequential amounts of consumer loans.

The total allowance for loan losses was $30.1 million at September 30, 2009, or 1.39% of total loans outstanding at that date, compared to $28.3 million (1.34%) at December 31, 2008. Total non-performing assets were $9.3 million, or 0.35% of total assets at September 30, 2009, compared to $8.8 million (0.33%) at June 30, 2009 and $8.2 million (0.31%) at December 31, 2008.

The liability for unfunded credit commitments was reduced $100,000 in the 2009 third quarter and the 2009 nine month period by credits to the provision for credit losses. In the 2008 third quarter and nine month period, credits to the provision for credit losses were $330,000 and $304,000, respectively. The reductions in 2009 and 2008 were made to reflect management’s judgments that the risks associated with unfunded credit commitments had declined in those periods.

The reductions in fees, charges and other income in the 2009 third quarter and nine month period compared to the 2008 third quarter and nine month period resulted primarily from lower deposit service fees and loan prepayment fees.

Total non-interest expenses in the 2009 third quarter were $13,000 less than the $11.2 million incurred in the 2008 third quarter; the $34.4 million incurred in the 2009 nine month period was $2.5 million (7.9%) higher than the total incurred in the 2008 nine month period. Of that increase, $2.2 million resulted from higher FDIC insurance expense and included a $1.1 million special assessment in the 2009 second quarter. Higher expenses for personnel, data processing services and professional fees associated with addressing compliance matters relating to a regulatory Order (which was subsequently lifted in the 2009 third quarter) were partially offset by reductions in expense for restricted stock awards and supplemental retirement benefits.

The above text contains statements about future events that constitute forward-looking statements. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Consolidated Balance Sheets (In thousands except share data)

	September 30,	June 30,	December 31,
	2009	2009	2008
ASSETS
Cash and due from banks	$16,048	$18,363	$22,270
Short-term investments	93,842	98,364	99,082
Securities available for sale	272,933	286,744	292,339
Securities held to maturity (market value of $146, $146 and $171, respectively)	134	135	161
Restricted equity securities	36,335	36,335	36,335
Loans	2,169,427	2,146,311	2,105,551
Allowance for loan losses	(30,126)	(29,373)	(28,296)
Net loans	2,139,301	2,116,938	2,077,255
Accrued interest receivable	8,762	8,844	8,835
Bank premises and equipment, net	10,225	10,309	10,218
Deferred tax asset	10,249	10,686	13,328
Prepaid income taxes	-	2,587	193
Goodwill	43,241	43,241	43,241
Identified intangible assets, net of accumulated amortization of $9,485, $9,113 and $8,369, respectively	3,467	3,839	4,583
Other assets	4,377	4,728	5,165
Total assets	$2,638,914	$2,641,113	$2,613,005

LIABILITIES AND EQUITY
Deposits (excluding brokered deposits)	$1,528,630	$1,500,959	$1,327,844
Brokered deposits	-	-	26,381
Borrowed funds	595,020	628,768	737,418
Mortgagors’ escrow accounts	6,147	5,846	5,655
Income taxes payable	1,475	-	-
Accrued expenses and other liabilities	18,208	18,165	20,040
Total liabilities	2,149,480	2,153,738	2,117,338
Equity:
Brookline Bancorp, Inc. stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	-	-	-
Common stock, $0.01 par value; 200,000,000 shares authorized; 64,404,419 shares, 64,404,419 shares and 63,746,942 shares issued, respectively	644	644	637
Additional paid-in capital	523,298	523,140	518,712
Retained earnings, partially restricted	24,519	24,299	38,092
Accumulated other comprehensive income	3,802	2,378	1,385
Treasury stock, at cost - 5,373,733 shares	(62,107)	(62,107)	(62,107)
Unallocated common stock held by ESOP - 485,141 shares, 497,681 shares and 522,761 shares, respectively	(2,645)	(2,713)	(2,850)
Total Brookline Bancorp, Inc. stockholders’ equity.	487,511	485,641	493,869
Noncontrolling interest in subsidiary	1,923	1,734	1,798
Total equity	489,434	487,375	495,667

Total liabilities and equity	$2,638,914	$2,641,113	$2,613,005

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Consolidated Statements of Income (In thousands except share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

Interest income:
Loans	$31,722	$31,735	$96,583	$93,541
Debt securities	2,528	3,381	8,449	10,537
Marketable equity securities	22	50	65	173
Restricted equity securities	2	266	6	998
Short-term investments	48	559	296	1,971
Total interest income	34,322	35,991	105,399	107,220

Interest expense:
Deposits (excluding brokered deposits)	7,300	8,997	24,060	30,673
Brokered deposits	-	366	424	1,846
Borrowed funds	5,247	7,286	18,217	20,089
Subordinated debt	-	-	-	65
Total interest expense	12,547	16,649	42,701	52,673

Net interest income	21,775	19,342	62,698	54,547
Provision for credit losses	2,473	3,162	7,150	7,855
Net interest income after provision for credit losses	19,302	16,180	55,548	46,692

Non-interest income (loss):
Fees, charges and other income	934	958	2,838	3,075
Penalty from prepayment of borrowed funds	(533)	-	(1,115)	-
Gain (loss) on sales of securities	594	-	940	(214)
Loss on impairment of securities	-	(1,600)	(779)	(2,635)
Less non-credit loss on impairment of securities	-	-	53	-
Total non-interest income (loss)	995	(642)	1,937	226

Non-interest expense:
Compensation and employee benefits	5,195	5,221	15,455	15,779
Occupancy	1,015	922	3,153	2,761
Equipment and data processing	1,868	1,706	5,495	5,079
Professional services	566	1,021	1,787	2,027
FDIC insurance	435	166	2,438	241
Advertising and marketing	283	421	700	759
Amortization of identified intangible assets	372	438	1,116	1,313
Other	1,410	1,262	4,263	3,936
Total non-interest expense	11,144	11,157	34,407	31,895

Income before income taxes	9,153	4,381	23,078	15,023
Provision for income taxes	3,723	2,567	9,362	6,731
Net income	5,430	1,814	13,716	8,292
Less net income attributable to noncontrolling interest in subsidiary	188	63	352	172
Net income attributable to Brookline Bancorp, Inc.	$5,242	$1,751	$13,364	$8,120

Earnings per common share attributable to Brookline Bancorp, Inc.:
Basic	$0.09	$0.03	$0.23	$0.14
Diluted	0.09	0.03	0.23	0.14

Weighted average common shares outstanding during the period:
Basic	58,522,547	57,672,084	58,313,465	57,577,738
Diluted	58,529,929	57,894,141	58,361,623	57,826,811

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Average Yields / Costs

	Three months ended September 30,
	2009			2008
	Average balance	Interest (1)	Average yield/ cost	Average balance	Interest (1)	Average yield/ cost
	(Dollars in thousands)
Assets
Interest-earning assets:
Short-term investments	$93,820	$48	0.02%	$94,610	$559	2.35%
Debt securities (2)	283,478	2,534	3.58	294,760	3,421	4.64
Equity securities (2)	37,877	33	0.34	36,490	333	3.63
Mortgage loans (3)	1,238,069	16,846	5.44	1,105,895	16,336	5.91
Home equity loans (3)	49,292	464	3.73	36,906	439	4.72
Commercial loans - Eastern (3)	154,096	3,458	8.98	143,568	3,426	9.55
Other commercial loans (3)	125,094	1,499	4.77	109,176	1,491	5.46
Indirect automobile loans (3)	583,377	9,408	6.40	617,235	9,985	6.42
Other consumer loans (3)	3,987	47	4.72	4,062	58	5.71
Total interest-earning assets	2,569,090	34,337	5.33%	2,442,702	36,048	5.89%
Allowance for loan losses	(29,402)			(25,730)
Non-interest earning assets	102,554			101,694
Total assets	$2,642,242			$2,518,666

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
NOW accounts	$92,880	44	0.19%	$85,104	52	0.24%
Savings accounts	93,456	214	0.91	90,290	301	1.32
Money market savings accounts	400,077	1,282	1.27	259,633	1,483	2.27
Certificates of deposit	852,046	5,760	2.68	774,146	7,161	3.67
Total deposits excluding brokered	1,438,459	7,300	2.01	1,209,173	8,997	2.95
Brokered certificates of deposit	-	-	-	27,047	366	5.37
Total deposits	1,438,459	7,300	2.01	1,236,220	9,363	3.00
Borrowed funds	614,223	5,247	3.34	691,465	7,286	4.12
Total interest-bearing liabilities	2,052,682	12,547	2.43%	1,927,685	16,649	3.43%
Non-interest-bearing demand checking accounts	79,067			68,123
Other liabilities	21,889			25,632
Total liabilities	2,153,638			2,021,440
Brookline Bancorp, Inc. stockholders’ equity	486,771			495,559
Noncontrolling interest in subsidiary	1,833			1,667
Total liabilities and equity	$2,642,242			$2,518,666
Net interest income (tax equivalent basis)/interest rate spread (4)		21,790	2.90%		19,399	2.46%
Less adjustment of tax exempt income		15			57
Net interest income		$21,775			$19,342
Net interest margin (5)			3.39%			3.18%

(1) Tax exempt income on equity securities and municipal obligations is included on a tax equivalent basis.

(2) Average balances include unrealized gains (losses) on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.

(3) Loans on non-accrual status are included in average balances.

(4) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(5) Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Selected Financial Ratios and Other Data

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009		2008

Performance Ratios (annualized):
Return on average stockholders’ equity	4.31%	1.41%	3.66%		2.12%
Return on average assets	0.79%	0.28%	0.68%		0.44%
Interest rate spread	2.90%	2.46%	2.72%	(A)	2.24%
Net interest margin	3.39%	3.18%	3.27%	(A)	3.06%

(A) Excluding interest income of $1,614,000 due to the payoff of a loan on which there was unaccreted discount, interest rate spread and net interest margin would have been 2.64% and 3.19%, respectively.

Dividends paid per share during period	$0.085	$0.285	$0.455		$0.655

	At	At	At
	September 30,	June 30,	December 31,
	2009	2009	2008
	(dollars in thousands except per share data)
Capital Ratio:
Stockholders’ equity to total assets	18.47%	18.39%	18.90%
Tangible stockholders’ equity to total assets	17.00%	16.91%	17.39%

Asset Quality:
Non-accrual loans	$7,353	$6,954	$6,059
Non-performing assets	9,332	8,799	8,195
Restructured loans	4,166	3,506	3,358
Allowance for loan losses	30,126	29,373	28,296
Allowance for loan losses as a percent of total loans	1.39%	1.37%	1.34%
Non-performing assets as a percent of total assets	0.35%	0.33%	0.31%

Per Share Data:
Book value per share	$8.26	$8.23	$8.46
Tangible book value per share	7.47	7.43	7.64
Market value per share	9.72	9.32	10.65

CONTACT:
Brookline Bancorp, Inc.
Paul R. Bechet, 617-278-6405
Chief Financial Officer